EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Nos. 333-135515, 333-228784 and 333-231739) on Form S-8 of Omega Flex, Inc. and its subsidiaries of our reports dated March 12, 2026, relating to the consolidated financial statements, and the effectiveness of internal control over financial reporting of Omega Flex, Inc. and its subsidiaries, appearing in this Annual Report on Form 10-K of Omega Flex, Inc. and its subsidiaries for the year ended December 31, 2025.

/s/ RSM US LLP

Boston, Massachusetts
March 12, 2026